Exhibit 10.1

ON SEMICONDUCTOR CORPORATION

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

February 17, 2005

William George

3617 E. Camino Sin Nombre

Paradise Valley, AZ 85253

Dear Bill:

As you know, ON Semiconductor Corporation and Semiconductor Components Industries, L.L.C. (collectively, the “Company”) executed a letter agreement with you on August 5, 2003 to modify certain of your employment and compensation arrangements with the Company. Since that time, we have conducted additional discussions regarding your anticipated retirement from the Company. As a result of those discussions, the Board of Directors (“Board”) of the Company approved a one-year extension of your Employment Agreement dated October 27, 1999, as previously amended on October 1, 2001 (“Amendment 1”) and August 5, 2003 (“Amendment 2”). Accordingly, we have prepared this letter agreement of today’s date (“Amendment 3”) in order to memorialize our mutual understanding of your current anticipated retirement date and the Board’s approval of that understanding. All defined terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

I. Amendment 3 to Employment Agreement, as Previously Amended.

(a) Section 3 of the Employment Agreement, Sub-Section I(a) of Amendment 1 and Sub-Section I(a) of Amendment 2 are each hereby amended by extending the “Scheduled Termination Date” to be August 4, 2006;

(b) Sub-Section 2(a) of the Employment Agreement and Sub-Section I(b) of Amendment 2 are hereby amended and replaced in their entirety by the following:

“As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $345,000 per annum, (the “Base Salary”). The Board of Directors of the Company (the “Board”) shall review the Executive’s Base Salary from time to time.”

(c) Except as specifically provided herein, all other terms and conditions provided in the Employment Agreement, as previously amended, shall remain in full force and effect.

With regard to Sub-Section I(b) immediately above, your new Base Salary of $345,000 per annum has already been put into effect with the approval of the Board as of August 9, 2004.

George Amendment 3

February 17, 2005

Page Two

II. Stock Option.

(a) For purposes of paragraph 8.1(a) only of the stock option agreement dated as of February 5, 2004 between you and the Company, the “Scheduled Termination Date” shall remain August 4, 2005.

(b) Except as otherwise specifically provided in this Amendment 3, all terms and conditions of your February 5, 2004 stock option agreement shall remain in full force and effect.

Please acknowledge your agreement to this Amendment 3 by signing in the appropriate space below. Amendment 3 shall be effective as of August 5, 2004 provided that it is executed by each of the parties hereto. A facsimile of a signature shall be deemed to be and have the same force and effect as an original.

Sincerely,

ON SEMICONDUCTOR CORPORATION
SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	/S/ KEITH D. JACKSON
Keith D. Jackson, President and Chief Executive Officer

Agreed and acknowledged to as of 17th day of February 2005:

/S/ WILLIAM GEORGE
WILLIAM GEORGE